EMPLOYMENT AGREEMENT made as of the 25th day of February, 1996 by and between LANCIT MEDIA PRODUCTIONS, LTD. with offices at 601 West 50th Street, New York, New York 10019 (hereinafter "Employer") and DAVID MICHAELS, residing at 1526 North Beverly Drive, Beverly Hills, California 90210 (hereinafter "Employee").

      WHEREAS, the parties desire to set forth the terms and conditions of employment of Employee by Employer.

      NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

      1.   Term:  Employer hereby employs Employee as Vice
President - Motion Pictures for a period of three (3) years commencing on February 26, 1996 ("Initial Term").

      2. Services: (a) Employee shall be responsible for Employer's development of quality family television and film projects consistent with Employer's primary mission to deliver quality content and quality production values, and expanding Employer's presence into mainstream children and family programming venues.

           (b) Employee will perform his services within a mutually agreed annual budget, it being understood that if Employer and Employee cannot agree on such budget, Employer's decision regarding such budget shall be final. Employee agrees to devote his full working time and efforts to the business and affairs of Employer and to all of its subsidiaries and affiliates, if any (hereinafter collectively referred to as the "Corporate Group"), and hold the offices in components of the Corporate Group to which from time to times he may be elected or appointed, provided that they are of the same general character and of at least the same degree of responsibility as the offices in Employer which he shall hold at the time of the execution of this Agreement.

           (c) Employee shall have a private, enclosed office and will share a secretary/assistant employed by Employer. Employee's primary place of employment will be at Employer's office in Los Angeles, California, and Employer will not change Employee's primary place of employment without Employee's consent. Employer and Employee will mutually agree on the times when Employee shall render his services in New York City, it being understood that if Employer and Employee cannot agree on such times, Employer's decision shall be final.

           (d) Nothing contained in this Agreement shall be construed to prevent Employee from managing his private passive investments in any non-competitive business, except that Employee will be permitted to own not more than five (5%) percent of the issued and outstanding stock or other securities of a competitive company. Employee shall, in the performance of his duties, be at all times subject to the direction and supervision of Employer, and shall report to Employer's Chief Executive Officer, currently Cecily Truett.

           (e) Notwithstanding the provisions of subparagraph 2(a), Employer acknowledges that Employee currently has, and will continue to have an ownership interest in the motion picture/television production company Good Medicine, Inc. ("Good Medicine"). Employee represents and warrants that Good Medicine has an interest in the projects described in Schedule A annexed hereto as well as future projects acquired or developed by Good Medicine (collectively referred to herein as the "Outside Projects"). Employee will be permitted to continue to be involved in the activities of Good Medicine upon the following conditions:

                       (i) Employee's involvement in such
activities shall not materially interfere with the performance of Employee's duties hereunder, as determined in Employer's sole reasonable discretion;

                     (ii) Employee shall not engage in line
producing or other activities which require anything other than minimal supervisory involvement during the term of this agreement; and

                     (iii) Employee agrees to cause Good Medicine to grant Employer first negotiation and matching rights with respect to the Outside Projects. In that connection, if, and only if, Employee desires to enter into an agreement with any third party regarding the development of an Outside Project, Employee agrees to cause Good Medicine to deliver to Employer a written description of each Outside Project, together with a development budget and/or a development cost report for such Outside Project no less than ten (10) days prior to soliciting any third party interest in such development. Within ten
(10) days of receipt of such materials, Employer shall advise Employee whether Employer wishes to assume development of such Outside Project. If Employer elects to assume development of such Outside Project, Employer shall reimburse Good Medicine for its documented, direct out-of-pocket costs (exclusive of any salary and salary related items paid to Employee or any employees of Good Medicine) to date in connection with such Outside Project. If Employer declines to assume development of such Outside Project, Good Medicine shall thereafter be permitted to offer such Outside Project to any other third party. If, prior to a third party entering into a contract with respect to such Outside Project, a material element of an Outside Project changes at any time after Employer declines to assume development of such Outside Project, such changed Outside Project shall be deemed a new Outside Project, subject to all of the provisions of this subparagraph 2(e)(iii). Finally, if Employer declines to assume development of an Outside Project, and Good Medicine receives from a third party a written offer to assume development or financing of an Outside Project, Employee shall deliver to Employer a copy of such written offer, which offer shall contain all material terms of any such proposed third party agreement. Employer shall then have the right for five (5) business days to match such offer, and upon receipt of Employer's agreement to match such offer, Employee shall cause Good Medicine to enter into an agreement with Employer regarding the assumption of the development or financing of the Outside Project, upon material terms equivalent to those of the proposed third party agreement. Employer acknowledges and agrees that if an Outside Project is not offered to Employer during the Term in accordance with the terms of this Agreement, such Outside Project shall not be required to be offered to Employer after the expiration of the Term.

           (f) (i) In connection with productions acquired or developed solely by Employee hereunder, Employee shall be entitled to receive credit for supervisory producing services actually rendered by Employee hereunder. Employer will use its best efforts to accord such credit in advertisements wherever and whenever Employer, the writer and the director of such production receive credit, in the main or end titles of the production, subject to approval of the distributor of such production, and Employer's and Employee's mutual agreement, not to be unreasonably withheld, regarding the appropriate description of Employee's services. A production shall be deemed "developed or acquired solely by Employee hereunder" if the project shall be identified as such within ten
(10) days after such project shall have been first introduced to Employer by an executed written notice in the form of Exhibit A hereto, delivered by Employee and acknowledged by Employer.

                (ii) With respect to Outside Projects acquired by Employer during the Term, Employer agrees to accord Employee a "Produced By" credit in the main or end titles and in paid advertisements wherever and whenever Employer, the writer and the director of such production receive credit, and agrees to require the distributor of such production to accord such credit.

                (iii) An inadvertent failure by Employer or the distributor of such production to accord Employee the credit required by this subparagraph 2(f) shall not be a breach of this Agreement, although Employer shall, upon receipt of written notice of such failure from Employee, use reasonable efforts to cure, or instruct the distributor to cure, such failure on a prospective basis. It is acknowledged and agreed that if Employee has rendered such services in connection with a production during the Term of this Agreement, such credit shall be accorded to Employee whether or not Employee is then an employee of Employer.

      3.   Compensation:

           (a) As compensation for services rendered to the Corporate Group during the term of this Agreement, Employee shall be paid compensation at the annual base rate (the "Base Salary") of $75,000 per year during the first year of this Agreement. The Base Salary during each of the second and third years of this Agreement shall be not less than $125,000 per year, but may also be raised based on Employee's performance and in amounts as may be determined by his supervisor and approved in accordance with Employer's policies. The Base Salary shall be payable in accordance with Employer's then applicable payroll practice.

           (b) Employer has adopted an Incentive Bonus Plan whereby executive officers of Employer as a group shall receive a bonus of five (5%) percent of pre-tax income of Employer, as set forth in Employer's audited financial statements provided that: (i) Employer's pre-tax income in any given fiscal year is at least $250,000; (ii) in such fiscal year, Employer's net income per share is at least $.05 per share (adjusted for stock splits and stock dividends); and
(iii) the net income in such fiscal year exceeds the net income in the immediately preceding fiscal year. The amount of any bonus to be paid to Employee which may be available for distribution pursuant to such Incentive Bonus Plan, in any year of this Agreement, shall be determined by Employer. Employee shall be eligible to participate in such Incentive Bonus Plan starting with the fiscal year which commences on July 1, 1996, and if the term of Employee's employment terminates prior to the close of Employer's fiscal year, Employee shall be eligible to participate in a pro-rata portion of any bonus payable as of the close of such fiscal year. Employer represents and warrants that no current employee has pre-negotiated the amount of any bonus to be paid to such employee in connection with the Incentive Bonus Plan described in this subparagraph 3(b).

           (c) (i) Subject to the terms of this Agreement, Employer's 1990 Stock Option Plan (as it may be amended from time to time) and any applicable I.R.S. regulations, Employee shall be granted an option to purchase 45,000 shares of Employer's Common Stock (the "Signing Options") effective as of February 26, 1996 (the "Effective Date"), the Signing Options to vest and be exercisable in accordance with the provisions below. The Signing Options shall be granted pursuant to Employer's 1990 Stock Option Plan, as it may be amended from time to time. Options with respect to 15,000 shares of the Signing Options shall be exercisable as of the Effective Date. Options with respect to an additional 15,000 shares of the Signing Options shall be exercisable as of February 26, 1997. Options with respect to the final 15,000 shares of the Signing Options shall be exercisable as of February 25, 1998. All such Signing Options shall be exercisable at an exercise price per share equal to $10.125 per share, which was the average of the closing bid and ask quotations for a share of Employer's Common Stock on the Effective Date.

                (ii) The terms of the Signing Options shall be governed by Employer's 1990 Stock Option Plan and Employee's Stock Option Agreement, copies of which have been delivered to Employee prior to the execution hereof.

                (iii) Employee acknowledges and agrees that, as a corporate officer of Employer, he may be deemed a "Named Executive Individual" and is an insider, for the purposes of SEC filings and reporting and securities laws. Employee agrees to comply with all applicable securities laws including, without limitation, timely filing of Form 3, "Initial Statement of Beneficial Ownership of Securities."

           (d) Subject to the limitations described in Exhibit B annexed hereto and the provisions of this Agreement, Employee shall also be entitled to receive a production introduction bonus in the amount of Twelve and One-Half Percent (12-1/2%) of Passive Producing Fees (defined below) arising out of projects introduced to Employer solely by Employee and which Passive Producing Fees are received by Employer, either during or after the term of his employment. Notwithstanding the previous sentence, Employee's production introduction bonus shall only be payable after the term of his employment (i) if projects are picked up by Employer pursuant to contracts entered into by Employer (A) during the term of his employment or (B) within six (6) months (for television projects) or twelve (12) months (for theatrical motion picture projects) after the term of his employment and (ii) with respect to a television project, such production introduction bonus shall only be payable with respect to the first season of such television project. The production introduction bonuses shall be calculated and paid to Employee within thirty (30) days after each June 30th out of twenty-five (25%) percent of Employer's Passive Producing Fees (the "Introduction Bonus Fund"). If the Introduction Bonus Fund is insufficient to pay any portion of a production introduction bonus payable hereunder, payment of such portion shall be deferred until the Introduction Bonus Fund is sufficient to pay the remaining portion of Employee's production introduction bonus. "Passive Producing Fees" shall be deemed to be net sums paid to Employer (i.e., net of any third party payments made by Lancit (including unreimbursed payments Lancit may make to underlying rights owners)) by third parties as compensation for licensing to such third parties the right to exploit a project, and with respect to which Employer is not required to provide any other production services. For the purposes of this subparagraph 3(c)(ii), a project shall be deemed "introduced to Employer solely by Employee" if the project shall be identified as such within ten (10) days after such project shall have been first introduced to Employer by an executed written notice in the form of Exhibit A hereto, delivered by Employee and acknowledged by Employer.

      4. Termination: (a) In addition to any other rights and remedies provided by law or this agreement, Employer may terminate Employee's employment hereunder upon written notice for "cause". For purposes of this paragraph, "cause" shall include: (i) commission of any act of material fraud or gross negligence by Employee in the course of his employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of Employer; (ii) willful and material misrepresentation at any time during the term hereof by Employer to any officer of Employer; (iii) failure, refusal or neglect by Employee to comply with a reasonable instruction of the Chief Executive Officer of Employer; (iv) engagement by Employee in any conduct or the commission by Employee of any act which is, in the reasonable opinion of Employer, materially injurious or detrimental to the substantial interest of Employer; (v) engagement by Employee in any act, whether with respect to his employment or otherwise, which is in violation of the criminal laws of the United States or any state thereof or any similar foreign law to which Employee may be subject involving acts of moral turpitude; or (vi) death or disability of Employee. Employee shall be deemed disabled if he shall be unable by reason of mental or physical incapacity from performing his duties hereunder for a period of 90 consecutive days or an aggregate of 120 days in any consecutive six-month period. In case of each provision above, when a cure is possible, Employee shall be given notice, details of the grounds for termination and ten (10) days to cure, provided that the foregoing cure period shall not be available with respect to conduct which has been the subject of a previous notice and cure period. If Employee's employment shall be terminated pursuant to this subparagraph 4(a), Employee shall be entitled to receive only the base salary actually earned and payable to Employee pursuant to subparagraph 3(a) above through the date of the termination of his employment, together with any properly reimbursable expenses and other accrued employee benefits through the date of termination, and Employee shall not thereafter be entitled to receive any further salary, expenses, benefits (other than medical or disability benefits if applicable) or other compensation of any kind hereunder. Any bonus which has been earned, but not paid, shall be paid at the time it would otherwise be payable.

           (b) If Employer shall terminate Employee's employment other than for "cause", as provided in subparagraph 4(a) above, Employee shall be entitled to receive, as damages, and as his sole and exclusive right and remedy on account of such termination, the base salary and medical benefits to which Employee would otherwise have been entitled hereunder throughout the remaining term hereof together with any properly reimbursable business expenses and other employee benefits to the date of termination. Amounts payable by Employer under this subparagraph 4(b) shall be payable when and as the same would otherwise have been payable under the terms hereof and shall be subject to Employee's duty to mitigate his damages by using reasonable efforts to seek other comparable employment. Compensation (in whatever form) earned by Employee on account of other employment during the unexpired term of this Agreement shall be applied in reduction of Employer's obligations hereunder. Employee shall not thereafter be entitled to receive any further salary, expenses, benefits (other than medical or disability benefits, if applicable) or other compensation hereunder, except that Employee shall be eligible to receive a pro-rata share of any bonus due hereunder for the fiscal year in which Employee is terminated under this subparagraph 4(b). In the event of termination pursuant to this subparagraph 4(b) Employee shall not be entitled to any damages by reason of such termination other than as set forth in this subparagraph 4(b).

           (c) Employee may not terminate this Agreement, except in the event of a material breach of this Agreement by Employer.
      5. Expenses: Employer shall reimburse Employee for all reasonable expenses of business travel (including car service to and from airports), hotel, business-related car telephone, entertainment or otherwise incurred by Employee in connection with and on behalf of the business of Employer upon presentation of receipt, voucher or itemization of expenses in accordance with Employer's then applicable expense reimbursement policies and procedures. Air travel and hotel expenses shall be reimbursed at rates comparable to those reimbursed for Employer's other management executives. In addition, and in lieu of the gas/mileage reimbursement which would normally be payable to Employee in connection Employee's use of his car for Employer's business, Employer shall pay Employee a $600 monthly non-accountable car allowance. Employee acknowledges and agrees that such car allowance payments shall be reported to the Internal Revenue Service as part of Employee's gross compensation.

      6. Disability: If Employee is unable to perform his duties hereunder by reason of any illness, disability or incapacity, as determined by Employer, he shall be entitled to one hundred (100%) percent of his Base Salary for the first ninety (90) days of his disability, and fifty (50%) percent of those amounts for the next ninety (90) days, unless he is terminated for disability pursuant to subparagraph 4(a), less such benefits or compensation payable to Employee by reason of State, Federal, Social Security, disability, worker's compensation or comparable government benefits and such policies of disability insurance procured by Employer. The foregoing periods of disability during which compensation shall be paid constitute aggregate periods during the full term of this Agreement. Employer represents and warrants that no other executive of Employer currently has an employment agreement which provides greater disability benefits to such executive.

      7. Employee Benefits: Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any bonus, pension, profit-sharing, retirement, hospitalization, insurance, medical service, or other employee benefit plan including disability insurance generally available to the senior executives of Employer which may be in effect from time to time during the period of his employment hereunder. Employer shall be under no obligation to continue the existence of any such employee benefit plan. Employer acknowledges that it currently maintains a 401(k) plan. Employee shall be entitled to two (2) weeks vacation time (exclusive of any Employer-wide holidays or vacations). Employer agrees that if its vacation policy for other executives changes to increase the vacation time permitted, Employee's vacation time will be increased by a like amount.

      8. Disclosure of Confidential Information: Employee recognizes and acknowledges that certain information is proprietary to and confidential with Employer and/or the Corporate Group, including without limitation the following:
Employer's and the Corporate Group's strategic and/or business plan, pending projects, projects in development, acquisition targets at both the individual project and corporate level, co-production arrangements, joint ventures, funding sources, distribution arrangements, the contacts at such entities and the financial terms of such agreements with Employer and/or the Corporate Group (collectively, "Confidential Information"). Employee will not directly or indirectly, on behalf of himself or others, during or at any time after the termination of his providing services hereunder, irrespective of time, manner or reason for termination, disclose, publish, disseminate or utilize such
Confidential Information, or any part thereof except in furtherance of the business of Employer or another member of the Corporate Group. Employee will not remove or duplicate in any manner at any time any lists or other records, or any parts thereof, concerning Employer's Confidential Information and upon termination of his employment will return to Employer any and all lists and records concerning Employer's Confidential Information thereof in his possession.

      9. Interference with Employer's Business: (a) Employee agrees that during the Non-Solicitation Period (defined below), neither Employee nor any Related Person (defined below) shall knowingly, either directly or indirectly, for himself or for any other person or entity, (i) call upon, solicit or take away, or attempt to call upon, solicit or take away, any person then employed by Employer or the Corporate Group or (ii) knowingly employ any employee of Employer or the Corporate Group who voluntarily terminates such employment until six (6) months have passed following termination of such employment, unless such condition is waived by Employer in writing. "Non-Solicitation Period" shall mean the period from the date hereof until one (1) year after the termination of this agreement. "Related Person" shall mean any person or entity who or which, directly or indirectly, is controlled by Employee or any person who is a member of Employee's family.

           (b) Employee agrees that during the Term of his employment with Employer and for the two (2) years following termination of such employment, neither Employee nor any Related Person shall knowingly, either directly or indirectly, for himself or for any other person or entity, enter into any agreement, or assist any other person or entity in entering into any agreement or other arrangement regarding any of the projects introduced to or acquired or developed by Employer or the Corporate Group during the term of Employee's employment, without Employer's prior written consent, such consent not to be unreasonably withheld. Employer agrees that the restriction of this subparagraph 9(b) shall not apply to any project which was the subject of a written agreement between Employer and a third party, the term of which has ended, and which is not then the subject of a negotiation for an extended or new term. Employee's right to enter into an agreement or other arrangement regarding projects described by the previous sentence shall be subject to Employee's obligation to send Employer notice of Employee's intention to do so, and Employer's failure to commence negotiations for such project, within five (5) business days after receipt of such notice.

      10. Severability: In the event any of the terms or provisions of this Agreement are found to be invalid, void or voidable for any reason whatsoever such finding will not affect the remaining terms and provisions of this Agreement and they shall remain in full force and effect.

      11. Governing Law: This Agreement shall be governed in all respects by the laws of the State of New York.

      12. Notices: Any notice required or given under this Agreement shall be sufficient if in writing and sent by registered mail or certified mail to the addresses hereinabove set forth or to such other addresses as any of the parties hereto may designate in writing, transmitted by registered or certified mail to the other. Duplicate copies of any notices to Employer shall also be sent to Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: Marc L. Bailin, Esq. Duplicate copies of any notices to Employee shall also be sent to Craig Emanuel, Esq. at Sinclair Tenenbaum Olesiuk & Emanuel, The Ice House, 9348 Civic Center Drive, Suite 200, Beverly Hills, California 90210.

      13. Entire Agreement: This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No modification or amendment of this Agreement can be made other than in writing signed by the parties hereto.

      14. Injunctive Relief: Employee acknowledges that the services to be rendered by his hereunder are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement, including, without limitation the provisions of Paragraphs 8 and 9, will cause Employer immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee agrees that Employer shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. Nothing herein shall be construed to prohibit Employer from pursuing any other legal or equitable remedies available to it for such breach, including the recovery of damages form Employee.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                               LANCIT MEDIA PRODUCTIONS, LTD.



                               BY:/s/ Cecily Truett
                               --------------------
                                        Cecily Truett,
                                        Chief Executive Officer



                                 /s/ David Michaels
                                 ------------------
                                        David Michaels, Employee

                              EXHIBIT A

        Notice of Project Introduced, Developed or Acquired
                     Solely by David Michaels
              Subject to Credit and Bonus Provisions


Description of Project                    Lancit Acknowledgement

                              EXHIBIT B

                 Production Introduction Bonus Caps

The Production Introduction Bonus shall be capped, on a production by production basis, as follows:

Theatrical Motion Picture           $70,000

Television Motion Picture           $25,000

Television Series:

      Network Primetime:

           Weekly:                        $ 750
           Strip:                         $ 625

      Premium Cable:

           Weekly:                        $ 625
           Strip:                         $ 500

      Non-Primetime Network,
           Basic Cable or PBS

           Weekly:                        $ 500
           Strip:                         $ 375